SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Definitive Additional Materials
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Fauquier Bankshares, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia 20186
April 13, 2007
Fellow Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Fauquier Bankshares, Inc. (the “Company”), the holding company for The Fauquier Bank (the “Bank”), to be held on May 15, 2007, at 11:00 a.m., Eastern Time, at The Fauquier Springs Country Club, Springs Road, Warrenton, Virginia.
The enclosed Notice of Annual Meeting and proxy statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company, as well as a representative of Smith Elliott Kearns & Company, LLC, the Company’s independent accountants, will be present at the Annual Meeting to respond to any questions that shareholders may have regarding the business to be transacted. Detailed information relating to the Company’s activities and operating performance is contained in our 2006 Annual Report, which is also enclosed.
Your vote is important. Whether or not you expect to attend, please sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided so that your shares will be represented. If your shares are held in the name of a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, bring with you a proxy or letter from your broker or nominee to confirm your ownership of shares.
On behalf of the Board of Directors and all of the employees of the Company and the Bank, I thank you for your continued interest and support.
Sincerely yours,
/s/ C. H. Lawrence, Jr.
C. H. Lawrence, Jr.
Chairman
Fauquier Bankshares, Inc.

Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia 20186
(540) 347-2700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Tuesday, May 15, 2007

Warrenton, Virginia
April 13, 2007
To the Shareholders of Fauquier Bankshares, Inc.:
NOTICE is hereby given that the Annual Meeting of Shareholders of Fauquier Bankshares, Inc. (the “Company”) will be held at The Fauquier Springs Country Club, Springs Road, Warrenton, Virginia, on Tuesday, May 15, 2007, at 11:00 a.m., Eastern Time (the “Annual Meeting”), for the following purposes:
1.	To elect four Class II directors to serve until the 2010 Annual Meeting of Shareholders of the Company or until their successors are duly elected and qualify.

2.	To ratify the selection of Smith Elliott Kearns & Company, LLC as the Company’s independent public accountants to audit the books of the Company and its subsidiary for the current year.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof, including whether or not to adjourn the Annual Meeting.
The Board of Directors has fixed the close of business on March 23, 2007, as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.
A copy of the annual report of the Company for the year ended December 31, 2006, a proxy card and a proxy statement accompany this notice.
It is important that your shares be represented at the meeting. Whether or not you expect to be present in person, please complete, sign, date, and promptly mail the enclosed proxy card. A return envelope is enclosed for your convenience that requires no postage if mailed within the United States. If you are present at the meeting, you may, if you wish, withdraw your proxy and vote your shares personally. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised by providing written notice to the Secretary of the Company.
If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares “held in street name,” and these proxy materials are being forwarded to you by your broker or nominee. Your name does not appear on the register of shareholders and in order to be admitted to the meeting, you must bring a proxy or letter showing that you are the beneficial owner of the shares. Unless you have obtained a proxy from your broker or nominee, you will not be able to vote at the meeting and should instruct your broker or nominee how to vote on your behalf.
Fauquier Bankshares, Inc.
By Order of the Board of Directors
/s/ Edna T. Brannan
Edna T. Brannan, Secretary

Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia 20186
(540) 347-2700
PROXY STATEMENT
SOLICITATION AND VOTING OF PROXIES
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fauquier Bankshares, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at The Fauquier Springs Country Club, Springs Road, Warrenton, Virginia, on Tuesday, May 15, 2007 at 11:00 a.m., Eastern Time, and at any adjournments thereof.
The cost of proxy solicitation will be borne by the Company. Additional solicitations may be made by letter, e-mail, telephone or facsimile by the Company or by its directors or regular employees, without additional compensation.
The Company began mailing this proxy statement and the form of proxy solicited hereby to its shareholders on or about April 13, 2007.
Any proxy given pursuant to this solicitation may be revoked by the person executing it at any time prior to its exercise by submitting to the Secretary of the Company a written notice of revocation or a properly-executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting.
VOTING SECURITIES
As of March 23, 2007, the record date fixed for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, there were 3,535,533 outstanding shares of common stock, which is the only class of stock of the Company. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Shares of stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted as specified therein. If no specification is made, shares represented by signed proxy cards will be voted for the election of each of the nominees for director named in this proxy statement and for the ratification of the selection of Smith Elliott Kearns & Company, LLC (“Smith Elliott”) as the Company’s independent public accountants.
The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.
As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote “FOR” the election of the nominees proposed by the Board of Directors or to “WITHHOLD AUTHORITY” to vote for one or more of the nominees being proposed. Under Virginia law, if a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. Approval of any other matter requires that the matter receive more votes “FOR” than votes “AGAINST” the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, they are generally not counted for purposes of determining whether a matter has been approved, and therefore have no effect.

PROPOSAL ONE:
ELECTION OF CLASS II DIRECTORS
The Company’s articles of incorporation provide that the Board of Directors of the Company is classified into three classes (I, II and III), with one class being elected every year for a term of three years. In addition, under Virginia law, a director appointed to the Board of Directors in between meetings of the shareholders must stand for election at the next annual meeting of shareholders. On March 5, 2007, Sterling T. Strange, III and P. Kurt Rodgers were appointed to the Board of Directors, based on the recommendation of the Board Governance and Nominating Committee and were originally recommended by a member of the Board Governance and Nominating Committee. The Board of Directors currently consists of thirteen directors, plus three directors emeritus, Messrs. Green, Lees and Ross. Messrs. Green and Lees, who each retired from the Board in 2005 and no longer vote as directors, attended Board meetings and received fees for meeting attendance during 2006. Mr. Ross, and beginning in 2007, Mr. Lees, no longer attend Board meetings. The terms of office of the Class II directors expire this year.
Messrs. Ferrell, Montgomery, Rodgers and Strange, each of whom currently serves as a Class II director, are proposed for election as Class II directors. If elected, these individuals shall hold office until the 2010 Annual Meeting and until their successors shall have been elected and shall qualify.
Certain information is set forth below concerning the four nominees for election at the 2007 Annual Meeting, as well as the other Class III and I directors who will continue in office until the 2008 and 2009 Annual Meetings, respectively. Current Class II directors Haworth, Neale and Nevill will not stand for re-election at the 2007 Annual Meeting.
Nominees for Election at 2007 Annual Meeting
Class II (To Serve Until the 2010 Annual Meeting)
Randy K. Ferrell, 56, has been a director of the Company since 2003 and a director of the Bank since 2002. He has been President of the Company since May 2003 and Chief Executive Officer since June 2004. He has been Chief Executive Officer of the Bank since June 2003, and President of the Bank since 2002. He served as Senior Vice President of the Company from 1994 to May 2003. Mr. Ferrell was Chief Operating Officer of the Bank from 2002 to June 2003, Executive Vice President of the Bank, Commercial and Retail Banking and Management Information Systems from 2001 to 2002, and Senior Vice President, Commercial Lending from 1994 to 2001.
Brian S. Montgomery, 54, has been a director of the Company and a director of the Bank since 1990. Mr. Montgomery has been owner and President of Warrenton Foreign Car, Inc. located in Warrenton, Virginia, since 1972.
P. Kurt Rodgers, 39, has been a director of the Company and a director of the Bank since March 2007. Mr. Rodgers is President and Chief Operating Officer of S. W. Rodgers Co., Inc., a heavy highway site contractor headquartered in Gainesville, Virginia that operates throughout Virginia. Prior to his appointment as President and Chief Operating Officer in 1998, Mr. Rodgers served in a variety of capacities within S.W. Rodgers Co., Inc.
Sterling T. Strange, III, 46, has been a director of the Company and the Bank since March 2007. Mr. Strange is President and Chief Executive Officer of The Solution Design Group, Inc., an information technology consulting firm to the transportation industry located in Warrenton, Virginia and Orlando, Florida. Prior to establishing The Solution Design Group in 2004, Mr. Strange founded Decision Support Technologies, Inc., which was sold to Air-Transport IT Services, where he served as Executive Vice President and Chief Solutions Officer beginning in 2002.

Directors Continuing in Office After 2007 Annual Meeting
Class III (Terms Expire in 2008)
Douglas C. Larson, 60, has been a director of the Company and a director of the Bank since 1996. Mr. Larson has been Vice President of the Piedmont Environmental Council since December 2000. The Piedmont Environmental Council is a non-profit organization working to promote and protect the natural resources, the rural economy, the history and the beauty of the nine county Piedmont region. From 1977 through November 2000, he served in various capacities at the Airlie Foundation, a conference and research center in Fauquier County, Virginia.
Randolph T. Minter, 47, has been a director of the Company and a director of the Bank since 1996. Mr. Minter has been President and owner of Moser Funeral Home, Inc. since 1986, having worked prior to that time in various positions at the funeral home since 1980. He also has owned and operated Bright View Cemetery, Inc. in Fauquier County, Virginia since 1990.
H. Frances Stringfellow, 68, has been a director of the Company since 1999 and a director of the Bank since 2000. Ms. Stringfellow served as Secretary of the Company from 1991 to May 2004. She was an independent contractor administrative consultant to the Bank from June 1999 through December 2002, focusing on internal audit and strategic planning support. Ms. Stringfellow was employed by the Bank and served in various executive and other positions from 1986 until she retired as Senior Vice President, Administrative Services, in May 1999.
Class I (Terms Expire in 2009)
John B. Adams, Jr., 62, has been a director of the Company since 2003 and a director of the Bank since 2002. He was elected Vice Chairman of the Bank in January 2004. Mr. Adams was employed as President and Chief Executive Officer of Bowman Distillery from 1989 through October 2003. Mr. Adams serves as President and Chief Executive Officer of Bowman Companies, primarily a family real estate holding company, and is a director of Universal Corporation, headquartered in Richmond, Virginia.
C. H. Lawrence, Jr., 62, has been a director of the Company since 1984 and a director of the Bank since 1980. He has been Chairman of the Company and of the Bank since June, 2006. Mr. Lawrence is a consultant and has been an independent contractor with the Bank since February 1998. He was owner and general manager of Country Chevrolet, Inc. from 1976 to 1997. Mr. Lawrence served as Chairman of the Bank from March 1996 to March 1997.
John J. Norman, Jr., 44, has been a director of the Company and a director of the Bank since 1998. Mr. Norman has served as President and Principal Broker of Norman Realty, Inc., a commercial real estate sales and leasing brokerage in Manassas, Virginia, since June 2001. He served as Vice President and Associate Broker for Norman Realty, Inc. from 1991 to June 2001, and as a sales agent of the company from 1989 to 1991.
The Board recommends that the shareholders vote “FOR” the above nominees as directors. The persons named in the proxy will vote for the election of the above nominees unless authority is withheld. The Board of Directors has no reason to believe that any of the above nominees will be unable to serve as a director. However, if any should be unable for any reason to accept the nomination or election, it is the intention of the persons named in the proxy to vote those proxies authorizing them to vote for the election of directors for the election of such other person or persons as the Board of Directors may in its discretion recommend.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
Independence. A majority of the directors are “independent directors” as defined by the listing standards of the NASDAQ Stock Market, and the Board of Directors has determined that these independent directors have no relationships with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Adams, Haworth, Larson, Lawrence, Minter, Montgomery, Neale, Norman, Rodgers, Strange and Mmes. Nevill and Stringfellow. In determining the independence of the directors, the Board considered the following relationships that Mr. Lawrence and Mr. Norman have with the Company: (i) Mr. Lawrence serves as a consultant to the Bank and is paid for this service pursuant to an arrangement described on page 9; and (ii) Norman Realty, Inc., of which Mr. Norman serves as President, has been engaged by the Bank to scout potential sites for future branches and would receive a sales commission from the seller of any property purchased by the Bank under this engagement. After considering these relationships, the Board concluded that Messrs. Lawrence and Norman are both independent.
Shareholder Communications with the Board of Directors. Any shareholder who wishes to contact the Board of Directors or any of its members may do so by writing to Fauquier Bankshares, Inc., Board of Directors, c/o Secretary, 10 Courthouse Square, Warrenton, Virginia 20186. The Secretary of the Company will promptly forward all such communications to the specified addressees. Communications may also be directed to the Board of Directors through our website: www.fauquierbank.com, under “Contact Us.” Emails sent through our website clearly addressed to the Board of Directors or to a specific director will be forwarded by our webmaster as indicated.
Meetings and Attendance. During the year ended December 31, 2006, the Board of Directors held thirteen meetings. Each director attended at least 75% of the aggregate of: (1) the number of Board meetings held during the period in which he or she has been a director and (2) the number of meetings of all committees on which he or she served.
The Company has not adopted a formal policy on Board members’ attendance at our annual meetings of shareholders, although all Board members are encouraged to attend. All Board members, except one, attended our 2006 Annual Meeting of Shareholders.
Audit Committee. The Board has an Audit Committee, composed entirely of directors who satisfy the independence and financial literacy requirements for audit committee members under the NASDAQ listing standards and applicable SEC regulations. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent registered public accounting firm. The Audit Committee held six official meetings and several informal discussions in fiscal 2006. The Audit Committee report is set forth below. The current members of the Audit Committee are Messrs. Adams, Larson, and Norman, and Mmes. Nevill and Stringfellow. The Board of Directors has determined that Ms. Stringfellow and Mr. Norman qualify as audit committee financial experts as defined by SEC regulations and has designated them as the Company’s Audit Committee Financial Experts. The Audit Committee operates pursuant to a written charter, which is posted on the Bank’s website: www.fauquierbank.com under “Investor Relations – Corporate Governance.” The committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.
Compensation and Benefits Committee. Executive compensation is primarily paid by the Bank. The Company has a Compensation and Benefits Committee, whose function is to aid the Board of Directors of the Company in meeting its overall responsibilities with regard to the oversight and determination of executive compensation. The committee, composed entirely of directors who satisfy the independence requirements for compensation committee members under the NASDAQ listing standards, held five official meetings and several informal discussions in fiscal 2006. The current members of the Company’s Compensation and Benefits Committee are Messrs. Adams, Larson, Minter, and Montgomery, and Mmes. Nevill and Stringfellow. Mr. Lawrence also serves as an ex officio member of the committee. These same directors serve as the Bank’s Compensation and Benefits Committee, whose function is to aid the Board of Directors of the Bank in meeting its overall responsibilities with regard to the oversight and determination of executive compensation. The Bank’s Compensation and Benefits Committee held five official meetings and several informal discussions during fiscal 2006.
The Compensation and Benefits Committees operate pursuant to written charters, which are posted on the Bank’s website: www.fauquierbank.com under “Investor Relations – Corporate Governance.” The Committees review and reassess the charters annually and recommend any changes to the Board for approval.
Board Governance and Nominating Committee. In May 2006, the Board combined its Board Governance Committee with its Nominating Committee. The new committee assumed the responsibilities of the two prior committees. These responsibilities include the evaluation of the Board’s structure, personnel and processes, along with the responsibility for making recommendations to the full Board regarding nominations of individuals for election to the Board of Directors. The committee is composed entirely of directors who satisfy the independence requirements for nominating committee members under the NASDAQ listing standards. The members of the Board Governance and Nominating Committee are Messrs. Lawrence, Adams, Montgomery, Minter, Norman, Larson and Ms. Stringfellow. Prior to the merger of the two committees, each individual committee held one official meeting, and several informal discussions during 2006. The combined committee held two official meetings and several informal discussions during 2006. The committee operates pursuant to a written charter adopted by the Board on August 17, 2006, which is posted on the Bank’s website: www.fauquierbank.com under “Investor Relations – Corporate Governance.” The committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.
Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. The committee generally reviews a potential candidate’s background, experience and abilities, the contributions the individual could be expected to make to the collective functioning of the Board and the needs of the Board at the time. During 2005, the Board adopted Corporate Governance Guidelines for the Company, which outline certain specific criteria that the Board seeks to attract, which include (i) a commitment to the Company’s purpose and to all stakeholders equally; (ii) informed, mature and practical judgment developed as a result of management or policy-making experience; (iii) business acumen, with an appreciation of the major issues facing a Company of comparable size and sophistication; (iv) financial literacy in reading and understanding key performance reports; (v) integrity and an absence of conflicts of interest; (vi) visionary thinking and strategic planning expertise; (vii) ability to influence others; (viii) strong organizational and self-management skills; (ix) being independent according to NASDAQ listing standards; (x) having sufficient time to prepare and meet Board commitments; and (xi) meeting age limit requirements.
The Board Governance and Nominating Committee will consider candidates for directors proposed by shareholders. The committee has no formal procedures for shareholders to submit candidates for consideration, and, until otherwise determined, will accept written submissions that include the name, address and telephone number of the proposed nominee, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Chairman, Board Governance and Nominating Committee, Fauquier Bankshares, Inc., 10 Courthouse Square, Warrenton, Virginia 20186, and must be received no later than January 15, 2008 in order to be considered for the next annual election of directors. Any candidates submitted by a shareholder are reviewed and considered in the same manner as all other candidates. The current nominees for Class II members of the Board of Directors were approved on the recommendation of the Board Governance and Nominating Committee.

In addition, in accordance with the bylaws of the Company, any shareholder entitled to vote in the election of directors generally may directly nominate one or more persons for election as directors at an Annual Meeting if the shareholder gives written notice of his or her intent to make such nomination. In accordance with the Company’s bylaws, a shareholder nomination must include (i) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated, (ii) a representation that the shareholder is an owner of common stock of the Company, entitled to vote, and intends to appear at the Annual Meeting (in person or by proxy) to nominate the individual(s) specified in the notice, (iii) a description of all arrangements or understandings between the shareholder and each nominee for director pursuant to which the nomination(s) are made by the shareholder, (iv) such other information regarding such nominee proposed by the shareholder as required in the proxy rules of the Securities and Exchange Commission (the “SEC”) including the amount and nature of each nominee’s beneficial ownership, age and principal occupation for the past five years, and (v) the written consent of each nominee to serve as a director of the Company if so elected. All such nominations for the 2008 Annual Meeting must be in proper written form and received by the Secretary of the Company by March 14, 2008, provided that such notice shall not be required to be given more than 90 days prior to the 2008 Annual Meeting.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), officers, directors and beneficial owners of more than 10% of the Company’s common stock are required to file reports on Forms 3, 4 and 5 with the SEC to report their beneficial ownership of the Company’s common stock as well as certain changes in such beneficial ownership. Based solely upon the Company’s review of such reports, the Company believes that no officer, director or more than 10% beneficial owner failed to file required reports on Forms 3, 4 or 5 on a timely basis with respect to the fiscal year ended December 31, 2006 , except for Mr. Ferrell who reported one transaction on Form 4 one day late.

DIRECTORS’ COMPENSATION
Fiscal 2006

					Change in
				Non-	Pension
				Equity	Value and
	Fees			Incentive	Nonqualified
	Earned or	Stock	Option	Plan	Deferred	All Other
	Paid in	Awards [3,4]	Awards	Compensation	Compensation	Compensation	Total
Name [1]	Cash [2] ($)	($)	($)	($)	Earnings	($)	($)
Lawrence Jr., C. H. Chairman of the Board	$33,450	$6,842	—	—	—	$26,500 [5]	$66,792
Adams Jr., John B.	$20,600	$6,842	—	—	—	—	$27,442
Green, Alexander [6]	$6,200	$6,842	—	—	—	—	$13,042
Haworth, Stanley C.	$18,500	$6,842	—	—	—	—	$25,342
Larson, Douglas C.	$14,100	$6,842	—	—	—	—	$20,942
Lees Jr., D. Harcourt [6]	$5,700	$6,842	—	—	—	—	$12,542
Minter, Randolph T.	$19,500	$6,842	—	—	—	—	$26,342
Montgomery, Brian S.	$23,400	$6,842	—	—	—	—	$30,242
Neale, H. Paul	$19,000	$6,842	—	—	—	—	$25,842
Nevill, Pat H.	$14,800	$6,842	—	—	—	—	$21,642
Norman Jr., John J.	$13,500	$6,842	—	—	—	—	$20,342
Stringfellow, H. Frances	$16,700	$6,842	—	—	—	—	$23,542
Tiffany, C. Hunton [7]	$11,775 [8]	$2,371	—	—	—	$37,867 [8]	$52,013

(1)	Randy K. Ferrell, the Company’s President and Chief Executive Officer is not included in this table as he is an executive of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. Ferrell as an executive of the Company is shown in the Summary Compensation Table on page 18.

(2)	Because each Company director also serves on the Bank’s board of directors, the amounts reported in this table reflect compensation for board service paid by the Company and the Bank.

(3)	Reflects the dollar amount recognized in the fiscal year for financial statement reporting purposes in accordance with FAS 123R for restricted stock awards granted during 2004, 2005, and 2006 under the Omnibus Plan. As of December 31, 2006, each non-executive director held the following shares of restricted stock: Mr. Montgomery: 857; Mr. Adams: 857; Mr. Green: 857; Mr. Haworth: 857; Mr. Lawrence: 857; Mr. Larson: 857; Mr. Lees: 857; Mr. Minter: 857; Mr. Neale: 857; Ms. Nevill: 857; Mr. Norman: 857; Ms. Stringfellow: 857; and Mr. Tiffany: 581.

(4)	Each non-executive director received an award of 276 shares of restricted stock on March 16, 2006 under the Omnibus Plan, which shares vest on March 16, 2009. The grant date fair value of each restricted stock award to the non-executive directors for 2006, computed in accordance with SFAS No. 123(R), was $25.24 per share or $2,322 per director. Assumptions used in the calculation of these amounts are included in Note 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2007.

(5)	As discussed below, Mr. Lawrence performs specific duties for the Bank on a part-time basis in addition to his duties as a director of the Company and the Bank. Mr. Lawrence’s compensation for these part-time services is $500 for each half day and $1,000 for each full day of services provided to the Bank. During 2006, compensation to Mr. Lawrence for these services totaled $26,500, which compensation is in addition to the compensation Mr. Lawrence receives as a director of the Company and the Bank.

(6)	Messrs Green and Lees are retired from the Board of Directors, but continued to attend Board meetings in a non-voting capacity and receive fees for meetings attended as directors emeritus during 2006.

(7)	Mr. Tiffany retired from the Company’s Board on January 15, 2007.

(8)	Includes cash compensation paid to Mr. Tiffany at his request in lieu of the award of restricted stock paid to non-executive directors. In addition, until May 31, 2006, Mr. Tiffany received cash compensation as a part-time employee of the Bank, rather than as a director, and those payments are reported under “All Other Compensation.” Mr. Tiffany also received certain welfare benefits that are generally available to other part-time employees of the Bank. Beginning May 31, 2006, Mr. Tiffany ceased being paid as an employee of the Bank and began to be compensated as a non-employee director and Chairman of the Company’s and the Bank’s Boards of Directors. In this capacity he received a pro-rated annual retainer of $35,000 and a pro-rated annual retainer of $5,000 as the Chairman of the Bank’s Board of Directors, but only received fees for Company and Bank committee attendance for those committees for which he served as Committee Chairman.
Retainer and Meeting Fees. Non-employee directors of the Bank received an annual retainer of $5,000 for Bank board service during 2006. In addition, prior to June 1, 2006, non-employee directors of the Company received a fee of $200 for each Company Board and committee meeting attended and non-employee directors of the Bank received $500 for each Bank Board meeting attended and $200 for each Bank committee meeting attended. Beginning June 1, 2006, non-employee directors of the Company received a fee of $300 for each Company Board and committee meeting attended (except that Committee Chairmen for the Audit, Compensation and Benefits and Board Governance and Nominating Committees received $400 for each Company committee meeting they chaired) and non-employee directors of the Bank received a fee of $500 for each Bank Board meeting and $300 for each Bank committee meeting attended.
Effective March 31, 2007, based on the recommendation of the Compensation and Benefits Committee in light of the increased demands of time, responsibility and liability on board members and a continuing increase in non-employee director compensation in the financial institutions industry, the Board made the following changes to director compensation for 2007. In addition to the annual retainer for Bank board service of $5,000, each non-employee director will also receive an annual retainer for Company board service of $3,000, and annual retainers will be pro-rated at one half for any director who will not serve after the annual meeting of shareholders. In addition, non-employee directors of the Company will receive a fee of $800 for each joint meeting of the Company and Bank Boards attended.
Director Deferred Compensation Plan. The Company has a Director Deferred Compensation Plan (the “Deferred Compensation Plan”), pursuant to which any non-employee director of the Company or the Bank may elect to defer receipt of all or any portion of his or her compensation as a director. A participating director may elect to have amounts deferred under the Deferred Compensation Plan held in a deferred cash account credited on a quarterly basis with interest equal to the highest rate offered by the Bank at the end of the preceding quarter. Alternatively, a participant may elect to have a deferred stock account in which deferred amounts are treated as if invested in the Company’s common stock at the fair market value on the date of deferral. The value of a stock account will increase and decrease based upon the fair market value of an equivalent number of shares of common stock. In addition, the deferred amounts deemed invested in common stock will be credited with dividends on an equivalent number of shares. Amounts considered invested in the Company’s common stock are paid, at the election of the director, either in cash or in whole shares of common stock and cash in lieu of fractional shares. Directors may elect to receive amounts contributed to their respective accounts through up to five installment payments. The Company may establish a trust to hold amounts deferred and which accumulate under the plan. The purpose of the Deferred Compensation Plan is to give the non-employee directors the option of deferring current taxation on directors’ fee income.
Non-Employee Director Stock Option Plan. The Company had a Non-Employee Director Stock Option Plan (the “Director Option Plan”) that expired in 1999. Under the Director Option Plan, each director who was not an employee of the Company or the Bank received an option grant covering 2,240 shares of Company common stock on April 1 of each year during the five-year term of the Director Option Plan. The first grant under the Director Option Plan was made on May 1, 1995. During the term of the Director Option Plan, a total of 120,960 options were granted under the plan. There are 51,020 options under the Director Option Plan remaining available to be exercised. The exercise price of awards was fixed at the fair market value of the shares on the date the option was granted. The options granted under the plan became exercisable six months from the date of grant except in the case of death or disability. Options that are not exercisable at the time a director’s service on the Board terminates for reasons other than death, disability or retirement in accordance with the Company’s policy are forfeited. The purpose of the Director Option Plan was to promote a greater identity of interest between non-employee directors and the Company’s shareholders by increasing each non-employee director’s proprietary interest in the Company through the award of options to purchase Company common stock.
Omnibus Stock Ownership and Long-Term Incentive Plan. The Company has an Omnibus Stock Ownership and Long-Term Incentive Plan (the “Omnibus Plan”), which was established in 1998 for employees and amended and restated in 2000 to include non-employee directors. 180,000 shares of stock were reserved for awards to non-employee directors during the term of the plan, which expires in 2008. The first grant to non-employee directors was made on May 23, 2000. Under the Omnibus Plan, non-qualified options to acquire shares of Company common stock, restricted stock, stock appreciation rights, and/or units may be granted from time to time to non-employee directors of the Company and of any of its subsidiaries.
During 2000, 2001 and 2002, non-employee directors received awards of options under the Omnibus Plan. During 2003, no equity awards were granted to non-employee directors under the plan. In 2004, the Company began granting restricted stock to non-employee directors under the plan instead of options. For 2006, non-employee directors received restricted stock awards equal in value to 40% of the total cash incentive earned by management under the 2006 Management Incentive Plan divided by the number of directors eligible for the awards. The Compensation and Benefits Committee determined the dollar amount earned in relation to the Management Incentive Plan and then determined the number of restricted shares to award by dividing that amount by the closing price of the Company’s common stock on the day prior to such determination. Only directors continuing in office after the 2007 Annual Meeting were eligible to receive restricted stock awards. On March 16, 2006, 276 shares of restricted stock were awarded to each non-employee director continuing in office after the 2007 Annual Meeting under the Omnibus Plan. These shares vest on March 16, 2009.
Consulting Agreement with C. H. Lawrence, Jr. Pursuant to a written agreement dated June 8, 2005, Mr. Lawrence performs specific duties for the Bank on a part-time basis in addition to his duties as a director of the Company. These duties include business development, and planning and conducting various sales training classes for Bank employees such as “Establishing Customer Relationships for Managers and Customer Sales Representatives”, “Building a Winning Sales Team”, and “Developing Teller Excellence”. Mr. Lawrence’s compensation for these part-time services is $500 for each half day and $1,000 for each full day of services provided to the Bank. During 2006, compensation to Mr. Lawrence for these services totaled $26,500, which compensation is in addition to the compensation Mr. Lawrence receives as a director of the Company. This agreement is in effect through December 31, 2006, but has been informally extended by the mutual agreement of the parties. In addition, either party may terminate the agreement at any time for any reason by giving thirty (30) days’ prior written notice to the other party.
Supplemental Retirement Plan for C. Hunton Tiffany
Former Director Tiffany receives payments under a supplemental retirement plan (the “Tiffany SERP”) that was created to supplement his retirement income following his retirement from his position as Chief Executive Officer of the Company and the Bank. In 2000, the Board of Directors authorized the investment of a specially designed life insurance policy to be carried as an asset of the Bank and to be used to fund the Tiffany SERP. The initial investment of $749,000 was implemented on August 10, 2000, and was split equally between Jefferson Pilot Life Insurance and Southland Life Insurance Companies. At December 31, 2006, the approximate cash surrender value was $975,516. Mr. Tiffany began receiving payments from this SERP in July 2004. The Board’s objective was to supplement Mr. Tiffany’s expected retirement earnings under then-existing plans to provide him with approximately 70% of his annual income at the time of retirement. The expected tax attributes, increases in cash value, and receipt of death benefits were believed to make the life insurance investment an effective means of paying for, or off-setting the cost of the Tiffany SERP. For 2006, Mr. Tiffany received payments from this plan totaling $30,840.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy. The Company strives to be an organization where work is satisfying to our staff and where knowledgeable and skillful associates can work in a challenging and rewarding atmosphere. Achievement of these goals is critical to the Company’s ability to provide quality products and services to its clients, as well as provide reasonable return to its shareholders. The Company considers compensation an integral part of this strategy. The compensation system must support the achievement of these goals by making a significant contribution to the achievement of strategy and objectives at an acceptable level of compensation and ongoing development of the organization and its human resources.
The Company’s compensation system is designed to result in the achievement of the Company’s objectives. To this end, the compensation system is designed to: (i) attract people whose qualifications clearly meet or exceed the minimum education, experience and skills specified for each job; (ii) attract those who are willing to be held accountable for results; (iii) retain those who achieve the high level of results expected; (iv) motivate people to seek additional accountability; take reasonable risks and achieve greater than expected results; (v) differentiate between the performers and those who do not want to be accountable or fail to achieve results.
Overview of Compensation Program. The Company’s Compensation and Benefits Committee (the “Committee”) approves the Company’s compensation philosophy, strategy and policy. Although executive compensation is primarily paid by the Bank, the Committee develops Company goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers, including developing annual and long-term performance objectives for the Chief Executive Officer for joint approval by the Boards of the Company and the Bank, and developing and approving annual and long-term performance objectives for the executive officers other than the Chief Executive Officer.
With the assistance of the Bank and Company Boards, the Committee evaluates the performance of the executive officers and sets their annual compensation, including annual salary, cash and equity incentive awards, and other direct or indirect benefits. The Chief Executive Officer makes recommendations regarding compensation with respect to the other executive officers, which recommendations are generally approved by the Committee. The Committee also annually approves compensation structures, job values, compensation budgets and distribution guidelines of the Bank with the Board of Directors’ approval. In addition to the Chief Executive Officer, Human Resources Department personnel periodically attend Committee meetings and make presentations to the Committee on compensation and benefits matters.
Finally, the Committee is responsible for reviewing the competitiveness of the Company’s executive compensation programs to ensure (i) the attraction and retention of senior management; (ii) the motivation of senior management to achieve the Company’s business objectives; and (iii) the alignment of the interests of key leadership with the long-term interests of the Company’s shareholders.
The Company’s only executive officers during 2006 are the Chief Executive Officer and Chief Financial Officer, who are referred to throughout this discussion as the “named executive officers” or “NEOs.”
Establishing Executive Compensation. We compensate our senior management, including our NEOs, through a mix of base salary, cash and equity incentive compensation, perquisites and benefits designed to be competitive with our peer financial institutions. Cash and equity incentive awards to senior management are made pursuant to our Management Incentive Plan, which is designed to reward company-wide performance through tying awards to selected performance goals including return on equity, loan growth, and deposit growth. We want to provide our NEOs with a level of assured cash compensation in the form of base salary as well as cash and equity opportunities in the form of incentive compensation that will help recruit, retain and reward competent and effective executive talent, and at the same time align senior management’s interests with the long-term interests of our stockholders.
The compensation planning process consists of annually establishing an overall executive compensation package and then allocating that compensation among base salary, and cash and equity incentives under the Management Incentive Plan. In order to recruit and retain top executive talent whom we expect to provide performance that will create and sustain long-term value for our stockholders, we intentionally pay overall compensation that is slightly higher than that paid by most of our peer companies. Our base salaries are comparable with the base salaries paid by most of our peer companies for comparable positions. We generally offer higher at-risk (or incentive) compensation components in the form of cash and equity incentive compensation under our Management Incentive Plan, and incentive compensation comprises a large portion of our total compensation.
As in previous years, for 2006 the Committee engaged an outside compensation consultant, L. R. Webber and Associates, to recommend the design of our Management Incentive Plan, and to perform an analysis of the compensation of our NEOs, other senior management, and non-employee directors compared to other financial institutions to assist in establishing the total compensation package for our senior management team. The consultant prepared this peer comparison by comparing the Company’s existing executive compensation structure with those of three different peer groups of comparably-sized financial institutions, consisting of: (i) the L. R. Webber Associates, Inc. Regional Salary/Benefits Survey, which included information about financial institutions of comparable asset size and performance levels in Virginia, Northern Virginia and Pennsylvania; (ii) the SNL Securities Executive Compensation Survey (“SNL”), which concentrated on publicly-traded financial services companies, with 17 peer companies of comparable asset size located in Maryland, North Carolina, Pennsylvania, and Virginia, specifically selected to serve as a focus group; and (iii) the 2005 Virginia Bankers Association Salary, Benefits, and Director Compensation Survey, which provided information about Virginia banks by region and asset size. In preparing this analysis, the consultant focused on base salaries of the NEOs at these companies, the weighting of the cash and equity incentive compensation relative to base salaries, and the performance measures used by these companies to determine executive compensation. The consultant also projected base salary ranges for 2006 for these companies.
The consultant presented this peer analysis to the Committee at its meeting at the beginning of the year, so the Committee could refer to the information in determining base salary changes for 2006 and determine the performance goals and types of awards to be granted under the Management Incentive Plan.

The companies we consider to be our peers can change from year to year depending on changes in our size and performance as well as that of the companies we monitor through this comparison analysis. For setting 2006 NEO compensation, the Committee focused more heavily on the executive compensation paid by the companies in the L. R. Webber Associates, Inc. Regional Salary/Benefits Survey, which includes the group of financial institutions with whom the Company primarily competes for business and executive talent.
Decisions regarding the base salaries for the NEOs are generally made at the Committee’s first meeting following the availability of the Company’s financial results for the prior year. In addition to referring to the consultant’s peer analysis, the Committee uses the prior year financial results to evaluate the NEO’s performance against his individual performance plan for the prior year. In determining the Chief Financial Officer’s base salary, the Committee also considers the recommendation of the Chief Executive Officer.
Generally at this meeting, the Committee also determines the extent to which the cash and equity incentive awards under the Management Incentive Plan for the prior year were earned by measuring actual outcomes against the pre-determined performance goals. The Committee sets the performance goals for the Management Incentive Plan for the current year at its next meeting. The performance goals are made as early as practicable in the year in order to maximize the time period for the incentives associated with the awards to be achieved. The Committee’s schedule is determined several months in advance, and the proximity of the granting of any equity awards to announcements of earnings or other market events is coincidental.
The Chief Executive Officer attends these Committee meetings, although the Chief Executive Officer is not present during deliberations or voting concerning his own compensation. The Committee seeks the Chief Executive Officer’s input regarding the performance evaluation and compensation recommendations for the Chief Financial Officer. The Chief Executive Officer sets base salaries and makes cash incentive awards to non-executive officer senior management within specific guidelines established by the Committee. The Committee does not delegate authority to the Chief Executive Officer with respect to equity awards of any kind.
Base Salaries. Based on an evaluation of their personal performance against their individual performance plans for 2005, reference to the peer analysis provided by the compensation consultant and a review of the Company’s overall performance in 2005, the Committee set the base salary for the Chief Executive Officer for 2006 at $221,000 and for the Chief Financial Officer for 2006 at $142,000. Both of these 2006 base salaries were increases from 2005, reflecting the Committee’s determination that the Company and each NEO had performed well in 2005.
Management Incentive Plan: Our practice is to award incentive compensation based on satisfaction of pre-determined Company performance objectives. Cash and equity incentive awards to senior management are made pursuant to our Management Incentive Plan, which is designed to reward the achievement of company-wide performance through the tying of awards to selected performance measures such as net income, return on average equity, loan growth and deposit growth. The Committee recommends Company performance goals and award payouts under the Management Incentive Plan for approval by the Board of Directors. The Committee has the discretion to increase or decrease cash or equity awards earned under the Management Incentive Plan with approval by the Board of Directors.
In March 2006, the Committee selected a single performance goal for the NEOs for 2006 of achieving a target level of net income for 2006, which the Company considers to be confidential strategic information and does not publicly disclose for competitive reasons. The performance goal was not scaled, which meant that if the target level of net income was not achieved, no incentive awards would be paid under the Management Incentive Plan for 2006. The Committee recommended basing incentive compensation on achieving the Company’s budgeted net income for 2006 which was aggressive but expected to be achieved, as a means of rewarding and thereby encouraging strong performance.

In January 2007, the Committee reviewed the 2006 performance goal against the unaudited financial results for the year and noted that senior management would not qualify for incentive compensation under the Management Incentive Plan as previously approved because 2006 net income would be slightly less than the target. Because our philosophy is to be fair, equitable and competitive, the Committee reviewed comparable data of organizations of similar asset size and performance, and determined to change the performance goals under the Management Incentive Plan to include more appropriate factors that reflected the current economic and competitive climate. The Committee reviewed the Company’s strategic objectives for 2006 and chose factors relative to the primary objectives, weighting each factor in the order of priority. These updated NEOs’ performance goals for 2006 were based on the following three measures of the Company’s 2006 performance: return on average equity (weighting: 70%), loan growth (weighting: 15%) and deposit growth (weighting: 15%), in each case as measured against the Company’s actual budget for 2006, which the Company considers to be confidential strategic information and does not publicly disclose for competitive reasons. The updated performance goals were also scaled so that a recipient could receive part of an award in the event that a portion of the targeted goals were achieved. The Committee believes these updated performance goals are more in line with incentives offered to the Company’s peer financial institutions and were fair, equitable and competitive for senior management.
The Committee used these updated performance goals to determine incentive awards earned under the Management Incentive Plan for 2006 performance, and intends to use similar performance measures for 2007. Upon determination of the awards earned under the Management Incentive Plan for 2006 performance, the amounts earned based on the updated performance measures (83.9% of target was achieved) were actually slightly less than the amounts that would have been earned under the original performance goals if the original performance goals had been scaled to allow a recipient to receive part of an award in the event that a portion of the targeted goals were achieved.
Cash Incentive Compensation: Consistent with our approach for allocating overall compensation, and as provided in his employment agreement, the Chief Executive Officer’s target cash payout under the Management Incentive Plan for 2006 was set at 40% of base salary based upon 100% attainment of the Company’s budgeted return on average equity, loan growth, and deposit growth goals for 2006. The Chief Financial Officer’s target cash payout under the Management Incentive Plan for 2006 was set at 25% of base salary based upon 100% attainment of the same Company goals. Consistent with the purpose of rewarding strong Company performance, there was no maximum amount that could be earned under these award formulas. There was, however, a minimum level of performance required to earn any portion of this cash incentive award. No cash incentive award would be earned for Company performance of less than 75% of the overall 2006 budgeted amount. Cash incentive payouts for the Chief Executive Officer and Chief Financial Officer under the Management Incentive Plan for 2006 (as updated in January 2007) were $74,168 and $29,785, respectively, which reflected Company performance of 83.9% of the targeted budget level for 2006. These cash awards were paid in February 2007 and are reflected in the “bonus” column of the Summary Compensation Table on page 18 because the awards did not fall under the SEC’s definition of “non-equity incentive plan compensation” as a result of the January 2007 updating of the performance goals.
Equity Incentive Compensation: We grant equity awards under our Omnibus Stock Ownership and Long-Term Incentive Plan adopted in 1998 and amended and restated in 2000. Prior to 2003, the Company awarded stock options to senior management as a long-term incentive to align the NEOs’ interests with other stockholders and to encourage stock ownership. In 2003, no equity awards were granted to senior management. In 2004, after determining that grants of restricted stock would generally be more effective than grants of stock options at aligning the interests of the grantees with those of the Company’s stockholders, the Committee, with Board approval, began to utilize restricted stock grants in lieu of stock options. Our restricted stock grants are both “performance-based” and “time-based.” Once awarded, the restricted stock has time-based vesting, but the restricted stock is only awarded to the extent the Company has achieved the specified performance goals for the year.

Under the Management Incentive Plan, the NEOs receive an equity award consisting of restricted stock equal in value to 90% of the cash incentive award earned under the plan for the year. The Committee determines the dollar amount of the cash incentive earned under the Management Incentive Plan, and then determines the number of restricted shares earned by dividing that amount by the closing price of the Company’s common stock on the day prior to such determination. For our Chief Executive Officer and Chief Financial Officer, the restricted stock grants totaled $66,751 and $26,806, respectively, earned for 2006, which were granted in February 2007. The amounts reflect applying the 90% factor to the cash incentive award earned for the same year. These restricted stock grants were determined on February 15, 2007, for the 2006 fiscal year. The restricted stock vests in full on the third anniversary date of grant, if the NEO remains in the Bank’s employ. The Committee selected a cliff-vesting approach to maximize the retention value of these grants.
401(k) Savings Plan. To encourage saving for retirement and as a retention tool, the Bank maintains a defined contribution 401(k) retirement plan covering employees who have completed 250 hours of service within three months of hire or one year of service if 250 hours is not completed within three months of hire and who are at least 18 years of age (the “401(k) Savings Plan”). Under the plan, participants may contribute an amount up the IRS maximum amount of their covered compensation for the year. The Bank may also make, but is not required to make, a discretionary matching contribution. The amount of this matching contribution, if any, is determined on an annual basis by the Bank’s Board of Directors. Although the Company match is discretionary, a match of 50% of the first 6% of employee deferrals has been granted consistently in recent years.
Pension Plan. The Bank also maintains a non-contributory defined benefit plan (the “Pension Plan”) which covers substantially all employees of the Bank who are 21 years of age or older, who have at least one year of service, and work a minimum of 1,000 hours per year. The plan’s normal retirement benefit formula is as follows: (i) 1.35% of the participant’s final 5-year average compensation per year of service up to 35 years, plus (ii) 0.60% of the participant’s final 5-year average compensation, in excess of his/her covered compensation level, per year of service up to 35 years. For purposes of the Pension Plan, “covered compensation level” equals the average of the last 35 years of the social security wage base at normal retirement. Cash benefits under the plan generally commence on retirement, death or other termination of employment and are payable in various forms, generally at the participant’s election. The plan is based on a straight life annuity assuming full benefit at age 65, no offsets, and covered compensation of $51,252 for a person age 65 in 2006. Compensation that may be taken into account for purposes of the Pension Plan is currently limited to $220,000 by Internal Revenue Code regulations and includes all regular pay, overtime and regular bonuses.
The monthly retirement benefit based on current compensation and assuming retirement at age 65, as well as final average earnings and approximate years of service as of October 1, 2006 for the NEOs is as follows: Mr. Ferrell: $6,765; and Mr. Graap: $4,163. The Company provides this benefit in addition to the 401(k) Savings Plan to help ensure a comprehensive retirement benefit for employees. The present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each NEO, under the Pension Plan is reported in the Pension Benefits table on page 21.
Supplemental Executive Retirement Plan. In 2005, the Company adopted a Supplemental Executive Retirement Plan for executives (the “Executive SERP”), which is a supplemental benefit plan which is designed to ensure that participants will have, upon retirement from the Company or its subsidiaries participating in the plan, retirement benefits of targeted at 70% (prorated if the participant has fewer than 10 years of benefit service) of base salary and incentive pay when added together with benefits provided through social security, the Pension Plan and employer contributions to the 401(k) Savings Plan. A participant’s employee contributions to the 401(k) Savings Plan are not taken into account in determining the 70% and thus will increase the total retirement benefits available to the participant.

The Company adopted this plan to provide consistent retirement benefits as a percent of final compensation for individuals whose retirement compensation under the Pension Plan is limited by maximums imposed on the plan by law. Employees eligible to participate in the Executive SERP include Messrs. Ferrell and Graap and are individuals designated by the Board of Directors as plan participants and are generally employees whose retirement compensation under the Pension Plan is less than 70% of final compensation as a result of the maximums imposed by law or because the executive has not had a long enough tenure with the Company to receive a full Pension Plan payout. Subject to certain specified forfeiture events (termination of employment for cause, pre-change-in-control competition, or unauthorized disclosure of confidential information), an eligible employee will have a vested and non-forfeitable right in his or her supplemental retirement benefits under the Executive SERP upon the first of the following events to occur while he or she is an active participant in the Executive SERP: (1) the participant meets the age and service requirements for early retirement under the Executive SERP (60 years of age with 10 years of vesting service); (2) the participant reaches his or her normal retirement date (65 years of age); (3) the participant retires on a disability retirement date (first day of the month following the date participant retires as a result of a disability); or (4) a change of control of the Company or the Bank.
Supplemental retirement benefits are payable under the Executive SERP for 180 months (15 years), with the amount payable reduced actuarially in the event payment begins before the participant reaches his or her normal retirement date. If the participant dies before receiving monthly payments for 180 months, the remaining monthly benefits will be paid to the participant’s beneficiary until the Executive SERP has made a total of 180 monthly payments to the participant and his or her beneficiary. In addition, the Executive SERP provides a pre-retirement death benefit payable for 15 years to the participant’s beneficiary, with the amount payable reduced actuarially in the event payment begins before the participant reaches his or her normal retirement date.
The present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each NEO, under the Executive SERP is reported in the Pension Benefits table on page 21.
Employment Agreement With Chief Executive Officer. We entered into an employment agreement with Mr. Ferrell effective as of January 15, 2005 with an initial term until December 31, 2008. The Committee determined an employment agreement with Mr. Ferrell was appropriate because it clarifies the terms of Mr. Ferrell’s employment and ensures that the Company and the Bank are protected by non-compete, non-solicitation and non-disclosure provisions in the event Mr. Ferrell ceases employment with us. In addition, the Committee believes an employment agreement is necessary to attract and retain a qualified Chief Executive Officer in our industry. The agreement provides for successive, automatic one-year extensions beginning on December 31, 2008, unless any party gives written notice of non-extension at least 90 days prior to December 31. Under the agreement, Mr. Ferrell serves as the Chief Executive Officer of the Company and the Bank during the term of the contract at an annual base salary of not less than $206,000 per year. The agreement provides that Mr. Ferrell is eligible to participate in the Management Incentive Plan, with targeted performance levels for the Company to be established by the Committee or the Board. Achievement of the targeted corporate performance levels will normally result in an annual cash bonus payment to Mr. Ferrell, which will normally equal 40% of his then current annual base salary. The agreement also provides that Mr. Ferrell will receive, subject to annual approval of the Committee or the Board, an annual equity award equal in value up to 90% of Mr. Ferrell’s cash incentive award earned for the year. The agreement also provides that Mr. Ferrell is eligible to participate in any employee benefit or incentive plans that are provided to senior management, including group medical, disability and life insurance, paid time off and retirement.
Change in Control Agreements. Our senior management and other employees have contributed significantly to the success of the Company, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with theirs, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders, and should keep senior management focused on operating the Company during any period of uncertainty associated with a change in control. Mr. Ferrell has a change in control provision in his employment agreement, and Mr. Graap has a change in control agreement. The cash components of the change in control benefits for each of Messrs. Ferrell and Graap relate to the executive’s highest base salary and annual bonus paid during the six months preceding the termination following the change in control.
Our change in control benefits are “double trigger,” which means that the benefits under them are payable only if the executive’s employment is terminated other than for cause, death, disability or retirement or the executive resigns for good reason within three years after a change in control. In the event of a termination following a change in control, we also continue health and other insurance benefits for three years corresponding to termination benefits and immediately vest all unvested stock options. In addition, terminated executives would be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) Savings Plan, Pension Plan and Executive SERP, although in most cases those benefits are not increased or accelerated. We believe that these levels of benefits are consistent with the general practice among our peers, although we have not conducted a study to confirm this. We have determined that a gross-up payment to make an executive whole for any golden parachute excise tax is not currently appropriate.
If any payment made or benefit provided to the executive officer pursuant to an employment agreement or a change in control agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, thereby resulting in a loss of an income tax deduction by the Company or the imposition of an excise tax on the executive officer under Section 4999 of the Internal Revenue Code, the payments scheduled under the agreements (i) in the case of Mr. Ferrell, will only be reduced to prevent such imposition of federal excise tax, regardless of the loss of an income tax deduction by the Bank, unless the net after-tax benefit Mr. Ferrell will receive without the reduction is $25,000 more than the net after-tax benefit he would receive with the reduction; and (ii) in the case of Mr. Graap, will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible.
More information regarding Mr. Ferrell’s employment agreement and Mr. Graap’s change in control agreement is provided under “Potential Payments Upon Termination or Change in Control” on page 27.
Perquisites and Other Benefits. The Committee annually reviews the perquisites that our senior management receives. The primary perquisites for the named executive officers are the reimbursement for financial planning and executive physicals, personal use of a golf or social club for which the Company pays 50% of the dues, survivor income benefit, and a supplemental short-term disability plan, plus an automobile allowance and split-dollar life insurance for the Chief Executive Officer. We provide the reimbursement for financial planning because we believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the employee of the compensation received from the Company. We provide the club membership benefit because we believe it is important for our senior management to have an appropriate entertainment forum for customers and opportunity for interaction with their communities. We provide the supplemental short-term disability plan and executive physical reimbursement as part of our overall health benefit package for senior management. The Company entered into a split-dollar life insurance agreement with the Chief Executive Officer that provides for a death benefit to named beneficiaries, and the Company is entitled to policy proceeds in excess of death benefits. As reflected in the Summary Compensation Table on page 18, the cost to the Company of these benefits aggregated $47,784 in 2006 for the NEOs.
Senior management participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, short-term disability, long-term disability, long-term care and discounts on the Bank’s products.

Deductibility of Compensation. The Committee considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. Under this provision, a publicly-held corporation is not permitted to deduct compensation in excess of $1 million per year paid to the CEO or any one of the named executive officers except to the extent the compensation was performance-based under plans meeting certain tax code requirements. The Committee notes that the Company does not currently face the loss of this deduction for executive compensation. The Committee nevertheless determined that, in reviewing the design of and administering the executive compensation program, it will continue in the future to preserve the Company’s tax deductions for executive compensation unless this goal conflicts with the primary objectives of the Company’s compensation program.
Stock Ownership Guidelines. Other than Virginia banking laws that require our directors to own a certain amount of our common stock, we do not have stock ownership requirements for our directors or NEOs, although we encourage our directors and NEOs to own stock in the Company, and as a group our directors and NEOs beneficially own approximately 15.97% of our outstanding stock. In addition, our Chief Executive Officer owns approximately 1.26% of our outstanding stock. In order to remain competitive, we have used other retention tools such as the pension plan and cliff-vesting equity awards discussed above.
Compensation for Non-Employee Directors. The Committee is also responsible for recommending non-employee director compensation to the Board of Directors each year. In making these recommendations, the Committee receives advice from the compensation consultant and reviews the peer company director compensation analysis, which is prepared by the consultant on the same basis as the executive compensation analysis. The Committee also reviews research on director compensation from SNL, the Virginia Banker’s Association and Bank Director magazine.
Compensation Committee Interlocks and Insider Participation. The Committee is composed of outside, independent directors, none of whom was, during the fiscal year 2006, an officer or employee of the Company, the Bank or their subsidiaries. Ms. Stringfellow was employed by the Bank and served in various executive and other positions from 1986 until she retired as Senior Vice President, Administrative Services, in May 1999.
Compensation and Benefits Committee Report
The Compensation and Benefits Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION AND BENEFITS COMMITTEE
Brian S. Montgomery, Chair
John B. Adams, Jr.
Douglas C. Larson
C. H. Lawrence, Jr.
Randolph T. Minter
Pat H. Nevill
H. Frances Stringfellow

Summary Compensation Table
Fiscal 2006
The following table summarizes the total compensation of the Company’s Chief Executive Officer and Chief Financial Officer, our NEOs, for the year ended December 31, 2006. The Company did not have any other executive officers during 2006. No compensation expense was recorded in 2006 with respect to stock options awarded to or held by the NEOs.

					Change in
					Pension Value
					and
					Nonqualified
					Deferred
				Stock	Compensation	All Other
Name and		Salary	Bonus	Awards	Earnings	Compensation	Total
Principal Position	Year	($)	($)[1]	($)[2]	($)[3]	($)	($)
Randy K. Ferrell	2006	$221,000	$74,168	$64,872	$103,720	$34,686 [4]	$498,446
President & Chief Executive Officer

Eric P. Graap	2006	$142,000	$29,785	$27,283	$31,376	$13,098 [5]	$243,542
Chief Financial Officer

(1)	The amounts in this column are reported as “bonus” awards because the Company’s payouts under the Management Incentive Plan for 2006 performance did not fall under the SEC’s definition of “non-equity incentive compensation.”

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of stock awards pursuant to the Management Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions made in the calculation of these amounts are included in Note 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2007.

(3)	The amounts in this column reflect the combined change in value of each NEO’s accumulated benefit under the Pension Plan and the Executive SERP. Mr. Ferrell’s change in accumulated benefit reflects a $38,997 increase with respect to the Pension Plan and a $64,723 increase with respect to the Executive SERP. Mr. Graap’s change in accumulated benefit reflects an $18,998 increase with respect to the Pension Plan and a $12,378 increase with respect to the Executive SERP.

(4)	These amounts consist of: split dollar life insurance premiums of $5,308; an automobile allowance of $7,200 and related tax gross-up with respect to this benefit of $4,200; club dues reimbursements of $251; tax planning and physical exam reimbursements of $650; supplemental long-term disability plan premiums paid by the Company of $4,507; a 401(k) Savings Plan company match of $6,600; and $5,969 in cumulative dividends Mr. Ferrell received during 2006 on his restricted stock. The incremental cost of Mr. Ferrell’s personal use of his club membership is comprised of the portion of club dues and costs for the membership that are paid by the Company multiplied by the percentage of time (10%) that he used the club for personal rather than business use.

(5)	These amounts consist of: club dues reimbursements of $2,013; tax planning and physical exam reimbursements of $905; supplemental long-term disability plan premiums paid by the Company of $2,376; a 401(k) Savings Plan company match of $5,304; and $2,500 in cumulative dividends Mr. Graap received during 2006 on his restricted stock.

Grants of Plan-Based Awards
Fiscal 2006
The following table summarizes certain information with respect to incentive-based cash and equity awards granted to the NEOs during or for the year ended December 31, 2006 under the Management Incentive Plan and reflects the amounts that could have been paid under each such award. No option or other stock awards were made to the NEOs for the year ended December 31, 2006.

								Grant Date Fair
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Value of Stock
		Non-Equity Incentive Plan Awards[1]			Equity Incentive Plan Awards[2]			and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards[3]
Name	Grant Date	($)	($)	($)	($)	($)	($)	($)
Randy K. Ferrell		$66,300	$88,400	—
	2/15/07				$59,670	$79,560	—	$66,751
Eric P. Graap		$26,625	$35,500	—
	2/15/07				$23,963	$31,950	—	$26,807

(1)	The amounts in these columns reflect the target and minimum (threshold) payment levels under the award, as originally granted in March 2006,with the minimum being 75% of the target amount shown. There is no maximum payout level. All of these amounts are percentages of the individual’s 2006 salary. The actual amount earned by each NEO under the 2006 Management Incentive Plan was determined by the Compensation and Benefits Committee on February 2, 2007 and paid shortly thereafter and is reported as 2006 “bonus” compensation in the Summary Compensation Table on page 18 because the award payouts did not fall under the SEC’s definition of “non-equity incentive plan compensation.”

(2)	Under the Management Incentive Plan, the NEOs receive an equity award consisting of restricted stock equal in value to 90% of the cash incentive award earned under the Management Incentive Plan. The amounts shown in these columns reflect the minimum value of shares of restricted stock and the target value of shares of restricted stock that could have been earned based on achievement under the cash incentive component of the Management Incentive Plan for 2006 as established in March 2006. The number of restricted shares ultimately earned is determined by dividing the dollar amount earned by the closing price of the Company’s common stock on the date prior to determination. The restricted stock vests in full on the third anniversary of the grant date. Dividends on the restricted stock are distributed at the same time and rate as dividends on the Company’s unrestricted stock.

(3)	The number of restricted shares earned by each NEO for 2006 under these equity incentive plan awards was determined by the Committee on February 15, 2007 after the conclusion of the 2006 performance period, by dividing the dollar amounts earned by the closing price of the Company’s common stock on the date prior to determination. The fair values of the shares awarded are reflected as of that February 15, 2007 grant date.

Outstanding Equity Awards at 2006 Fiscal Year-End
The following table includes certain information with respect to the value of all previously awarded unexercised options and unvested restricted stock awards held by the named executive officers at December 31, 2006.

	Option Awards					Stock Awards
									Equity
			Equity						Incentive Plan
			Incentive Plan					Equity Incentive	Awards:
	Number		Awards:					Plan Awards:	Market or
	of	Number of	Number of			Number of		Number of	Payout Value
	Securities	Securities	Securities			Shares or	Market Value	Unearned	of Unearned
	Underlying	Underlying	Underlying			Units of	of Shares or	Shares, Units or	Shares, Units
	Unexercised	Unexercised	Unexercised	Option		Stock That	Units of Stock	Other Rights	or Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	That Have Not	That Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($) [4]	(#)	($)
Randy K. Ferrell	8,756	—	—	$12.70	1/30/2012
						2,965 [1]	$74,125
						2,746 [2]	$68,650
						2,476 [3]	$61,900
Eric P. Graap						1,142 [1]	$28,550
						1,163 [2]	$29,075
						1,120 [3]	$28,000

(1)	These shares of restricted stock were awarded on March 16, 2006 under the Omnibus Plan and vest in full on the third anniversary of the grant date.

(2)	These shares of restricted stock were awarded on February 17, 2005 under the Omnibus Plan and vest in full on the third anniversary of the grant date.

(3)	These shares of restricted stock were awarded on February 14, 2004 under the Omnibus Plan and vest in full on the third anniversary of the grant date.

(4)	The amounts in this column equal the number of shares of restricted stock held multiplied by the stock’s closing price of $25.00 per share on December 31, 2006.
None of the NEOs exercised any options during 2006. Nor did any restricted stock held by any NEO vest during 2006.

Pension Benefits
Fiscal 2006
The following table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each NEO, under each of the Pension Plan and the Executive SERP, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

			Present Value of	Payments
		Number of Years	Accumulated	During Last Fiscal
		Credited Service [1]	Benefit [2]	Year
Name	Plan Name	(#)	($)	($)
Randy K. Ferrell	Pension Plan	12	$232,965	—
	Executive SERP	12.25	$179,759	—
Eric P. Graap	Pension Plan	6	$73,218	—
	Executive SERP	6.0833	$34,945	—

(1)	Service calculation for the Executive SERP is calculated as continuous service credited during or before the NEO was last was an eligible employee. One year means the passage of 12 months. Years of benefit service are measured in and benefits calculated on, whole years and whole months. Vesting under the Pension Plan is calculated by “years of benefit services”, or a plan year during which employees are credited with at least 1,000 hours of service.

(2)	The present values of accumulated benefits for Mr. Ferrell and Mr. Graap under the Pension Plan and Executive SERP based on service and earnings (base salary and bonus) for the period through December 31, 2006. The present value has been calculated assuming each will remain in service until age 60, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions as described in Note 8 to the Company’s financial statements in its Annual Report for the year ended December 31, 2006. As described in such note, the interest assumption is 6%. Because neither of the NEOs had reached age 60 as of December 31, 2006, neither is currently entitled to receive the amount of benefit reflected in the table for the Executive SERP because such amounts are not yet vested.

(3)	The material terms of the Pension Plan are described on page 14 of this proxy statement and the material assumptions applied in determining the present values of the current accrued benefits are described in Note 8 of the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2007. The material terms of the Executive SERP are described on page 14 of this proxy statement and the material assumptions applied in determining the present values of the current accrued benefits are described in Note 8 of the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2007.
Potential Payments Upon Termination or Change in Control
The section below describes the payments that may be made to the NEOs upon certain termination events or upon a change of control of the Company.
Employment and Change in Control Agreements. In the event Mr. Ferrell’s employment is terminated he will be entitled to receive his earned but unpaid compensation and any other benefits to which he may be entitled pursuant to any plan, program or arrangement of the Company or which are due as a matter of law. Depending on the circumstances, he may be entitled to additional compensation or benefits under his employment agreement as described below.
In the event Mr. Ferrell’s employment is terminated prior to a change in control of the Company by the Company without “cause” (as defined in the agreement) or by Mr. Ferrell for “good reason” (as defined in the agreement), Mr. Ferrell will also receive (1) a lump sum payment of a prorated annual bonus paid for the portion of the year up to termination based on the most recent prior year’s bonus, (2) an amount equal to two times the average of Mr. Ferrell’s annual bonuses paid for the last two calendar years preceding the calendar year of termination of employment; (3) payment at regular payroll intervals of Mr. Ferrell’s annual base salary for a period of 24 months from the date of termination; (4) all health and welfare plan and program coverage for Mr. Ferrell, his spouse and dependents in effect at the time of termination for a period of 24 months from the date of termination or, if such continuation of coverage is not feasible, substantially identical benefits through an alternative arrangement or a lump sum equal to 1.4 times the estimated cost of maintaining such coverage; and (5) automatic acceleration of vesting in all equity compensation awards granted to Mr. Ferrell, so that such equity compensation awards will be immediately exercisable and fully vested as of the date of termination, with at least 90 days to exercise any stock options, stock appreciation rights or similar awards.
If Mr. Ferrell’s employment ends due to his death prior to a change in control, the Company will continue to pay his base salary for three months following the month of his death to his designated beneficiary.
If Mr. Ferrell’s employment ends due to his termination by the Company for cause, or if he resigns his position without good reason or, prior to a change in control of the Company, he is terminated as a result of his incapacity, Mr. Ferrell will not be entitled to any additional compensation, bonus or benefits under the agreement.
Under the agreement, Mr. Ferrell agrees that during the 24-month period following termination for any reason other than termination without cause or for good reason within the three years following a change in control of the Company, he will not compete against the Company, solicit employees from the Company, or interfere with the Company’s customer relationships.
In the event of a change in control of the Company, Mr. Ferrell is guaranteed employment for three years following the change in control, his outstanding equity compensation awards will become automatically vested and exercisable, the Company will reimburse him for any federal income tax liability incurred by him by such vesting, and the Company, in the discretion of the non-employee directors, may cancel any or all of Mr. Ferrell’s outstanding stock options, stock appreciation rights and similar awards for a cash payment equal to the aggregate spread between the average exercise price of the awards and the higher of (i) the average closing price of the Company’s common stock for the 30 business day period preceding the public announcement of the change in control, or (ii) the highest price per share paid in connection with the change in control.
During the three year guaranteed term of employment, Mr. Ferrell’s base salary (with a Consumer Price Index inflation adjustment), annual bonus opportunity, incentive, savings and retirement benefit rights opportunities, health and welfare coverage (including that of his family), fringe benefits and vacation may not be less than the most favorable of such compensation, rights and benefits provided at any time during the 12 months before the change in control.
If Mr. Ferrell’s employment ends due to his death within three years after a change in control, the Company will pay to his designated beneficiary a lump sum equal to his base salary for three months and will provide his spouse and other dependents with continued health and welfare plan and program coverage for 36 months following the date of death or, if such continuation of coverage is not feasible, substantially identical benefits through an alternative arrangement or a lump sum equal to 1.4 times the estimated cost of maintaining such coverage.

If Mr. Ferrell’s employment ends due to his incapacity within three years after a change in control, the Company will pay him a lump sum equal to his base salary for three months and will provide him, his spouse and other dependents with continued health and welfare plan and program coverage for 36 months following the date of termination or, if such continuation of coverage is not feasible, substantially identical benefits through an alternative arrangement or a lump sum equal to 1.4 times the estimated cost of maintaining such coverage.
The agreement provides for enhanced severance payments and certain other benefits if, within three years following a change in control Mr. Ferrell (i) is terminated involuntarily without cause and not as a result of death, incapacity or normal retirement, or (ii) terminates his employment voluntarily for good reason (which includes for this purpose Mr. Ferrell’s right to voluntarily terminate the agreement during the 90 days following the change of control or during the 90 days following the first anniversary thereof). “Change in control” is defined generally to include (i) an acquisition of 20% or more of the Company’s voting stock, or (ii) certain changes in the composition of the Company’s Board of Directors as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, sale of assets, contested election, or any combination of these events.
In the event of such termination without cause or for good reason following a change in control, Mr. Ferrell will be entitled to: (1) a lump sum payment of a prorated annual bonus paid for the portion of the year up to termination based on the most recent prior year’s bonus; (2) a payment in a lump sum or in six monthly installments, at Mr. Ferrell’s option, of an amount equal to 2.99 times his highest annual salary and bonus paid during the six months prior to the termination; (3) continuation for a period of 36 months following his termination of all health and welfare plan and program coverage for Mr. Ferrell, his spouse and dependents in effect at the time of termination or, if such continuation of coverage is not feasible, substantially identical benefits through an alternative arrangement or a lump sum equal to 1.4 times the estimated cost of maintaining such coverage; (4) continuation for a period of 36 months from the date of termination of participation in the Company’s employee retirement benefit plans and programs or, if such continued participation is not feasible, an annual cash payment during the 36 months of the value of the retirement benefit accrual which is not provided through the retirement plans; and (5) automatic acceleration of vesting in all equity compensation awards granted to Mr. Ferrell, so that such equity compensation awards will be immediately exercisable and fully vested as of the date of termination, with at least 90 days to exercise any stock options, stock appreciation rights or similar awards.
Under certain circumstances, the total amount payable to Mr. Ferrell may exceed the maximum amount that may be paid without the imposition of a federal excise tax on Mr. Ferrell, and if the amount payable to Mr. Ferrell would result in the imposition of a federal excise tax, the payments and benefits provided to Mr. Ferrell will be reduced to prevent such imposition of a federal excise tax, unless the net after-tax benefit Mr. Ferrell would receive without the reduction is $25,000 more than the net after-tax benefit he would receive with the reduction. Payment or benefits provided to or for the benefit of Mr. Ferrell will also be reduced to the extent necessary to comply with any golden parachute and indemnification payment limitations and prohibitions of applicable banking law.
The Bank has also entered into a change of control agreement with Mr. Graap. The agreement becomes operative upon a change of control in the Bank, with change of control having a substantially similar definition as in Mr. Ferrell’s agreement. If, after a change of control occurs, Mr. Graap’s employment is terminated within three years, he is entitled to receive the payments specified in the agreement, unless such termination was for “cause” (as defined in the agreement) or Mr. Graap terminates employment without “good reason” (as defined in the agreement).
If Mr. Graap is terminated other than for cause or terminates employment for good reason, the Bank is required (i) to pay Mr. Graap, in a lump sum or in six monthly installments, at Mr. Graap’s option, as compensation for services rendered to the Bank a cash amount, subject to any applicable payroll or other taxes required to be withheld, equal to 2.99 times the highest annual compensation paid to him by the Bank for any six months ending with Mr. Graap’s termination; (ii) in addition to the benefits to which Mr. Graap is entitled under the retirement plans or programs in effect on the date of termination, to pay a cash amount equal to the actuarial equivalent of the retirement pension to which he would have been entitled under the terms of such retirement plans or programs, without regard to “vesting” thereunder, had he accumulated three additional years of continuous service after termination at his base rate in effect at the time of termination, reduced by the single sum actuarial equivalent of any amounts to which Mr. Graap is entitled pursuant to the provisions of the retirement plans or programs; and (iii) to maintain, for the continued benefit of Mr. Graap for a three-year period after termination, all employee benefit plans and programs or arrangements in which he was entitled to participate immediately prior to termination, or substantially similar benefits if his continued participation is not possible under the general terms and provisions of such existing plans and programs. In addition, all stock options granted to Mr. Graap under any of the Bank’s stock option plans shall become immediately exercisable with respect to all or any portion of the shares covered thereby. The Bank is required to reimburse Mr. Graap for any federal income tax liability incurred by him in connection with the exercise of such options that would not have been incurred by him in the absence of such options becoming immediately available upon a change of control.
If any payment made or benefit provided to Mr. Graap pursuant to the change in control agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Coder, thereby resulting in a loss of an income tax deduction by the Bank or the imposition of an excise tax on the executive officer under Section 4999 of the Internal Revenue Code, then the payments scheduled under the agreements will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible.
Equity Awards. Our restricted stock grants normally vest on the third anniversary of the date of grant. In addition to any equity vesting provisions contained in Mr. Ferrell’s employment agreement or Mr. Graap’s change in control agreement, under the terms of their restricted stock agreements, early vesting of their restricted stock will occur earlier upon any of the following events: (i) the occurrence of a change in control (as defined in the Omnibus Plan), (ii) the executive’s death while an employee, (iii) the executive’s disability (as defined in the award agreement) while an employee, (iv) the executive’s retirement (as defined in the Omnibus Plan), or (v) the termination of the executive’s employment by the Company or a subsidiary other than for just cause (as defined in the Omnibus Plan) under circumstances where the plan committee provides for special vesting rules or restrictions and waives the otherwise applicable automatic forfeiture on cessation of employment.
Each stock option normally becomes exercisable on or about the third anniversary of its date of grant. In addition to any accelerated vesting contained in Mr. Ferrell’s employment agreement or Mr. Graap’s change in control agreement, the plan committee may accelerate the date on which an option becomes exercisable to any date prior to the occurrence of a change in control (as defined in the Omnibus Plan). Once an option becomes exercisable, it remains exercisable for the balance of its term, except that the option will terminate on the earlier of (1) 90 days after the option holder ceases to be an eligible employee (as defined in the Omnibus Plan) for any reason other than death, disability (as defined in the option agreement) or just cause (as defined in the Omnibus Plan), (2) one year after the option holder ceases to be an eligible employee due to disability or (3) immediately if the option holder ceases to be an eligible employee due to just cause. If a change in control occurs, the option will terminate if no provision has been made for it to be assumed by or exchanged for new option rights with a successor to the Company.
Executive SERP. The benefits payable to the NEOs under the Executive SERP upon termination are described on page 14.
Executive Split-Dollar Life Insurance. The Bank has entered into an Executive Split-Dollar Life Insurance agreement with Mr. Ferrell which provides him with a life insurance benefit pursuant to life insurance owned by the Bank. The Bank pays a portion of the annual premium, and Mr. Ferrell pays the portion of the annual premium that relates to the term life insurance value of his coverage. Mr. Ferrell’s beneficiary is entitled to a stated death benefit of $445,000 where Mr. Ferrell dies when covered under the agreement prior to its termination and the Bank is entitled to the return of the full amount of its premium payments.
The ongoing premium payment arrangement will end by roll-out at a certain point (i.e., by splitting the insurance into one policy for the Bank and one policy for Mr. Ferrell). Roll-out will occur on the first policy anniversary on which (i) the Bank can retain a policy with cash surrender value equal to the Bank’s aggregate net premium payments and with the death benefits at least equal to that amount as would be provided by a single premium equal to the aggregate net premium payments, and (ii) Mr. Ferrell can retain a policy with death benefits at least equal to his stated death benefit with no loans and with no further out of pocket premium payments required to maintain that death benefit based on the dividend schedule in effect on the roll-out date.
The agreement will terminate on the termination of Mr. Ferrell’s employment other than by reason of death or disability (unless he is treated by the Bank as an active employee for purposes of the arrangement after termination of employment), voluntary termination of the agreement by Mr. Ferrell, or cessation of the Bank’s business or the bankruptcy, receivership or dissolution of the Bank (unless the Bank’s business is continued by a successor corporation or business entity). However, termination of the split dollar insurance program by the Bank is not considered a termination of Mr. Ferrell’s agreement.
If the agreement is terminated because of Mr. Ferrell’s termination of employment for cause (as defined in the agreement), he will forfeit all rights and will not be permitted to effectuate a roll-out at any time.
If the agreement is terminated because of Mr. Ferrell’s termination of employment for a reason other than cause, retirement (as defined in the agreement), or disability (as defined in the agreement), or voluntary termination of the agreement by Mr. Ferrell, at the next insurance policy anniversary date after his termination of employment (or a future policy anniversary date as allowed by the Bank), Mr. Ferrell has the right to purchase all of the Bank’s interest in the insurance free and clear of all liens, claims or encumbrances (including any loans) for cash, by paying to the Bank an amount equal to the Bank’s aggregate net premium payments. If the agreement is terminated because of the cessation of the Bank’s business or the bankruptcy, receivership or dissolution of the Bank, at the next insurance policy anniversary date after his termination of employment (or a future policy anniversary date as allowed by the Bank), Mr. Ferrell has the right to purchase all of the Bank’s interest in the insurance free and clear of all liens, claims or encumbrances (including any loans) for cash, by paying to the Bank an amount equal to the sum of the Bank’s aggregate net premium payments and the cash surrender value of the insurance. Mr. Ferrell may direct the Bank to borrow against the cash value of the insurance or surrender any portion of the insurance and may then purchase the insurance, subject to any such policy loan, for an amount equal to the Bank’s aggregate net premium payments less such borrowed or cashed-in values. Alternatively, at its option, the Bank may divide the insurance so that the Bank can retain the portion of the insurance having a total cash value equal to the Bank’s aggregate net premium payments and Mr. Ferrell can retain the balance of the insurance and the paid-up additions on the insurance.
Executive Survivor Income. The Company maintains an Executive Survivor Income arrangement which provides a covered executive’s beneficiary with a lump sum benefit (equal to $75,000 in the case of Mr. Ferrell and $75,000 in the case of Mr. Graap) if either the executive dies prior to terminating employment or (ii) if the executive dies after termination of employment due to disability (as defined in the arrangement), attaining early retirement (which requires attainment of age 55 with 10 years of service) or normal retirement age (65), or if the Company terminates the executive’s employment without cause (as defined in the arrangement) or the executive’s terminates his or her employment for good reason (as defined in the arrangement) within two years after the Company’s change in control (as defined in the arrangement).

The following table shows the estimated payments for the NEOs upon the following termination events or upon a change of control of the Company, based on following assumptions:
•	The table assumes each termination event or the change in control occurred on December 29, 2006, and assumes a stock price of $25.00, which was the Company’s closing stock price on December 29, 2006.

•	The amounts reflected in the following table are estimates, as the actual amounts to be paid to an NEO can only be determined at the time of termination or change in control.

•	In any case where a choice of payment is permitted, the table assumes all amounts were paid in a lump sum.

•	Except as noted in the table below, at termination, an NEO is entitled to receive all amounts accrued and vested under our 401(k) Savings Plan and Pension Plan according to the same terms as other employees participating in those plans, which benefits are not shown in the table below.

•	An NEO is entitled to receive amounts earned during his term of employment regardless of the manner in which the NEO’s employment is terminated. These amounts include base salary, unused vacation pay, and vested stock or option awards. These amounts are not shown in the table below.

•	Except as provided in Mr. Ferrell’s employment agreement or Mr. Graap’s change in control agreement, an employee generally must be employed by the Company or the Bank on December 31, 2006 in order to receive any cash or equity award under the Management Incentive Plan for 2006. In the event a termination occurs on an earlier date, the Committee has the discretion to award the employee an annual cash incentive under the plan. Discretionary annual cash compensation payments would not typically be awarded in the event of termination by the Company for cause or termination by Mr. Graap without good reason. For Mr. Graap, the table below assumes that the full amount of the annual cash bonus earned under the Management Incentive Plan for 2006 was awarded to him in all other non-change in control cases.

•	Neither NEO held any unvested stock options at December 29, 2006, which means neither would have received any benefit from the accelerated vesting of stock options at December 29, 2006.

	Termination with no Change in Control							Termination with Change in Control
					Termination								Termination
				Termination	by							Termination	by
				by	Company							by	Company
				Company	for Cause							Company	for Cause
				without	or							without	or	Resignation
				Cause or	Resigna-		Change in					Cause or	Resigna-	of Executive
				Resigna-	tion of		Control					Resigna-	tion of	for Other
				tion of	Executive		with or					tion of	Executive	than Good
Executive Benefits and				Executive	without		without					Executive	without	Reason
Payments Upon			Disability	for Good	Good		Termination					for Good	Good	including
Termination	Death		[1]	Reason	Reason	Retirement	[2]	Death		Disability		Reason [3]	Reason	Retirement
Randy K. Ferrell – Chief Executive Officer
Compensation:
Base Salary	55,250		—	—	—	—	—	55,250		55,250		—	—	—
Long-Term Incentive:
Restricted Stock Vesting	204,675		204,675	204,675	—	204,675	204,675
Tax Liability due to Vesting	—		—	—	—	—	65,905
Equity Buyback	—		—	—	—	—	107,786 [4]
Benefits and Perquisites:
Severance:
Base Salary Continuation	—		—	442,000	—	—	—	—		—		660,790	—	—
Current Year Prorated Bonus	74,168		74,168	74,168	—	74,168	—	74,168		74,168		74,168	—	74,168
Bonus Continuation	—		—	158,930	—	—	—	—		—		—	—	—
Health and Welfare Coverage	—		—	30,488 [5]	—	—	—	23,040	[5]	45,732	[5]	45,732 [5]	—	—
Long-Term Disability	—		138	9,014	—	—	—	—		138		13,521	—	—
Executive Split Dollar Insurance	—	[6]	—	6,624 [7]	—	—	—	—	[6]	6,624	[7]	6,624 [7]	—	—
Executive Survivor Income	75,000		—	—	—	—	—	75,000		—		—	—	—
Enhanced Retirement Program Benefits	—		—	—	—	—	—	—		—		121,044 [8]	—	—
Executive SERP	—		—	—	—	—	—	213,519		213,519		213,519	—	213,519
Total Value	$409,093		$278,981	$925,899	—	$278,843	$378,366	$440,977		$395,431		$1,135,398	—	$287,687

Eric P. Graap – Chief Financial Officer
Compensation:
Annual Incentive	29,785		29,785	29,785	—	29,785	—	29,785		29,785		—	—	29,785
Long-Term Incentive:
Restricted Stock Vesting	85,625		85,625	85,625	—	85,625	85,625
Tax Liability due to Vesting	—		—	—	—	—	—
Benefits and Perquisites:
Severance:
Base Salary Continuation	—		—	—	—	—	—	—		—		424,580	—	—
Current Year Prorated Bonus	—		—	—	—	—	—	—		—		29,785	—	—
Bonus Continuation	—		—	—	—	—	—	—		—		—	—	—
Health and Welfare Coverage	—		—	—	—	—	—	—		—		46,089 [5]	—	—
Long-Term Disability	—		96	—	—	—	—	—		96		8,875	—	—
Executive Survivor Income	75,000		—	—	—	—	—	75,000		—		—	—	—
Enhanced Retirement Program Benefits	—		—	—	—	—	—	—		—		76,118 [8]	—	—
Executive SERP	—		—	—	—	—	—	67,728		67,728		67,728	—	67,728
Total Value	$190,410		$115,506	$115,410	—	$115,410	$85,625	$172,513		$97,609		$653,175	—	$97,513

(1)	Assumes disability continues through retirement age (65).

(2)	These benefits are received upon a change in control whether or not the NEO is terminated in connection with the change in control.

(3)	These amounts may be reduced in order to avoid excess parachute payments under Section 280G of the Internal Revenue Code, in accordance with the executive’s agreement.

(4)	Assumes the non-employee directors exercised their discretion under Mr. Ferrell’s employment agreement to cancel his outstanding options based on the difference between the $12.70 exercise price and $25.01, which was the average closing price of the Company’s common stock for the 30 business day period prior to December 29, 2006.

(5)	Represents the Company’s premium payments for continued health and welfare coverage.

(6)	Death benefits received by Mr. Ferrell’s beneficiaries under the term life insurance value of his coverage under the split-dollar life insurance policy would have come from premiums paid by Mr. Ferrell, and the Bank would have received the full amount of it premium payments.

(7)	Represents the Bank’s portions of the premium payments for two years after termination.

(8)	Represents value of three additional years of credited service under the Pension Plan.
RELATED PARTY TRANSACTIONS
Pursuant to our Code of Business Conduct and Ethics, all directors and employees (including our Named Executive Officers) are prohibited from having any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of the Company or the Bank. Our Chief Executive Officer implements our Code of Business Conduct and Ethics and is responsible for overseeing compliance with the Code of Business Conduct and Ethics.
On March 15, 2007, our Board of Directors adopted a formal policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or the transaction involves compensation approved by our Compensation and Benefits Committee.
In the event our management determines to recommend a related party transaction to the Audit Committee, the transaction must be presented to the Audit Committee for approval. After review, the Audit Committee will approve or disapprove such transaction and at each subsequently scheduled Audit Committee meeting, our management will update the Audit Committee as to any material change to the proposed related party transaction. The Audit Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith.
For purposes of this policy, “related party” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of us or a nominee to become a director, (ii) any person known to own more than 5% of our common stock, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person in (i) or (ii) and any person (other than a tenant or employee) sharing the household of a person in (i) or (ii), and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
A “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. For purposes of determining whether a transaction is a related party transaction, the Audit Committee relies upon Item 404 of Regulation S-K, promulgated under the Exchange Act, except that any loan or other relationship approved by the Board in accordance with Regulation O, and which is not disclosed as nonaccrual, past due, restructured or a potential problem loan, is not reviewed by the Audit Committee under this policy.
The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with executive officers, directors, their immediate families and affiliated companies in which they are principal shareholders. Such loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2006, these loans amounted to $4,866,240. During 2006, total principal additions were $445,175 and total principal payments were $266,162.
A discussion of Mr. Lawrence’s consulting arrangement with the Bank is provided under “Directors’ Compensation” above.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 23, 2007, the number and percentage of shares of Company common stock beneficially held by persons known by the Company to be the owners of more than five percent (5%) of the Company’s common stock.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class
Royce & Associates, LLC	284,500 (1)	8.18%
New York, NY

(1)	Based on Schedule 13G/A filed with the SEC on January 19, 2007 by Royce & Associates, LLC (“Royce”), stating that as of December 31, 2006, Royce was the beneficial owner of 284,500 shares of Company common stock and had sole voting power and sole investment power with respect to all 284,500 shares.

The following table sets forth, as of March 23, 2007, the number and percentage of shares of Company common stock held by each director and nominee of the Company, each of the NEOs, and all directors and executive officers of the Company as a group. The business address of each beneficial owner is c/o Fauquier Bankshares, Inc., 10 Courthouse Square, Warrenton, Virginia 20186.

Name of	Amount and Nature of		Percent
Beneficial Owner(s)	Beneficial Ownership		of Class
John B. Adams, Jr.	8,645		*
Randy K. Ferrell	44,807	(1)	1.26%
Eric P. Graap	11,221	(2)	*
Alexander G. Green, Jr. (3)	157,647	(4)	4.44%
Stanley C. Haworth	98,257	(5)	2.77%
Douglas C. Larson	18,618	(6)	*
C. H. Lawrence, Jr.	50,584	(7)	1.43%
Randolph T. Minter	18,522	(8)	*
Brian S. Montgomery	34,922	(9)	*
Harold P. Neale	60,665	(10)	1.71%
Pat H. Nevill	30,400	(11)	*
John J. Norman, Jr.	6,953	(12)	*
P. Kurt Rodgers	200		*
Sterling T. Strange, III	250		*
H. Frances Stringfellow	24,690	(13)	*
All directors and executive officers as a group (16 persons):	566,381	(14)	15.97%

*	Percentage ownership is less than one percent of the outstanding shares of common stock.
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days. All shares of common stock indicated in the above table are subject to the sole investment and voting power of the identified director or officer, except as otherwise set forth in the footnotes below, except that shares of restricted stock over which the individual has sole voting power but does not have investment power until such shares vest are not specifically identified.
(1)	Includes 8,756 shares that could be acquired within 60 days through the exercise of stock options.

(2)	Includes 5,036 shares owned by Barbara C. Graap, his wife, as to which shares he disclaims beneficial ownership. Also includes 56 shares held jointly with Barbara C. Graap, his wife, over which he shares voting and investment power.

(3)	Director Emeritus.

(4)	Includes 5,440 shares held jointly with Alexander G. Green, III, his son; 5,440 shares held jointly with Courtenay G. Mullen, his daughter; and 5,440 shares held jointly with Mary Blake Green, his daughter. Mr. Green shares voting and investment power with each of his children. Also includes 12,720 shares that could be acquired within 60 days through the exercise of stock options.

(5)	Includes 6,480 shares that could be acquired within 60 days through the exercise of stock options.

(6)	Includes 5,480 shares held jointly with Eliza C. Larson, his wife, over which he shares voting and investment power; and 10,720 shares that could be acquired within 60 days through the exercise of stock options.

(7)	Includes 10,480 shares that could be acquired within 60 days through the exercise of stock options.

(8)	Includes 10,720 shares that could be acquired within 60 days through the exercise of stock options.

(9)	Includes 10,376 shares held jointly with Patty M. Montgomery, his wife, over which he shares voting and investment power; and 12,720 shares that could be acquired within 60 days through the exercise of stock options.

(10)	Includes 20,576 shares owned by Fontaine G. Neale, his wife, as to which shares he disclaims beneficial ownership; and 11,020 shares that could be acquired within 60 days through the exercise of stock options.

(11)	Includes 15,800 shares held in trust for H. T. A. Nevill, her husband, over which she shares voting and investment power; and 8,240 shares that could be acquired within 60 days through the exercise of stock options.

(12)	Includes 3,000 shares that could be acquired within 60 days through the exercise of stock options.

(13)	Includes 5,176 shares owned jointly with Dallas F. Stringfellow, her husband, over which she shares voting and investment power; 1,400 shares owned by Dallas F. Stringfellow, as to which shares she disclaims beneficial ownership; and 11,200 shares that could be acquired within 60 days through the exercise of stock options.

(14)	Includes 0 shares held by Gregory D. Frederick, Chief Operating Officer of the Bank.
The Company is not aware of any arrangement that may operate at a subsequent date to effect a change in control of the Company.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Committee’s responsibilities include providing for effective external audits of all corporate subsidiaries by a suitable independent accountant, providing for an effective and efficient internal audit program to serve all subsidiaries in an examining and advisory capacity, assisting the Board of Directors in fulfilling its fiduciary responsibilities for financial reporting and internal accounting and operations controls, and to act as an agent for the Board of Directors to help insure the independence of internal and external auditors, the integrity of management, and the adequacy of disclosures to shareholders.
The Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent accountants are responsible for auditing the financial statements. The Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has reviewed and discussed the audited 2006 financial statements with management, and has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, including their judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the Company’s consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within generally accepted accounting principles for policies and practices related to material terms that have been discussed with management of the Company; and other material written communication between the independent accountants and the management of the Company, such as any management letter or schedule of unadjusted differences.
The Audit Committee has received and has discussed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of non-audit services with the independent accountants’ independence, and has discussed with the accountants the accountants’ independence.
Based on its review and discussions with the auditors and management, the Audit Committee recommended, and the Board of Directors approved, that the audited financial statements be included in the Company’s 2006 Annual Report and in the Company’s Form 10-K for 2006 filed with the Securities and Exchange Commission.

The five members of the Audit Committee are independent as defined by the NASDAQ listing standards and applicable SEC regulations.

Audit Committee:
John B. Adams, Jr.	John J. Norman, Jr.
Douglas C. Larson	H. Frances Stringfellow, Chairman
Pat H. Nevill
PRINCIPAL ACCOUNTANT FEES
The following table presents the fees for professional audit services rendered by Smith Elliott for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005 and fees billed for other services rendered by Smith Elliott during those periods. All services reflected in the following fee table for 2006 and 2005 were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

	Year Ended December 31,
	2005	2006

Audit fees[1]	$48,670	$49,495
Audit-related fees[2]	$10,939	$15,510
Tax fees[3]	—	1,470
All other fees	—	—

	$59,609	$66,475

(1)	For 2006, includes amounts billed through December 31, 2006, and additional amounts estimated to be billed for the 2006 audit.

(2)	Audit related fees for 2005 and 2006 consist of fees billed for the annual ERISA audits of the Company’s benefit plans.

(3)	Tax fees consist of fees billed for assistance with W-2 filing requirements for salaries, wages and benefits.
The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of Smith Elliott Kearns & Company, LLC, the Company’s independent registered public accounting firm.
PRE-APPROVAL POLICIES
Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent public accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provisions of such services does not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to Ms. Stringfellow, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent accountant to management.

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee has selected the firm of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm to audit the books of the Company and the Bank for the current year, to report on the consolidated statement of financial position and related statement of earnings of the Company and the Bank, and to perform such other appropriate accounting services as may be required by the Audit Committee. Smith Elliott audited the books of the Company and the Bank for 2006. A representative of Smith Elliott is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he so desires, and to respond to appropriate questions of the shareholders.
The Audit Committee and the Board of Directors recommends that the shareholders vote “FOR” ratifying the selection of Smith Elliott Kearns & Company, LLC for the purposes set forth above. The Company has been advised by Smith Elliott that the firm did not have any direct financial interest or any material indirect financial interest in the Company or the Bank in 2006. Should the shareholders vote “AGAINST” ratification, the Audit Committee will consider a change in accountants for the next year.
ANNUAL REPORT ON FORM 10-K
Financial statements of the Company are contained in the Annual Report for the year ended December 31, 2006, which accompanies this proxy statement. Upon written request sent to Fauquier Bankshares, Inc., c/o Secretary, 10 Courthouse Square, Warrenton, Virginia 20186, the Company will provide, at no cost to the shareholder, a copy of the Company’s Form 10-K for the year ended December 31, 2006, including the financial statements, as filed with the SEC.
PROPOSALS FOR 2008 ANNUAL MEETING OF SHAREHOLDERS
The deadline for submitting shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2008 Annual Meeting of Shareholders is December 15, 2007. Any such proposal received at the Company’s principal executive offices after such date will be considered untimely and may be excluded from the proxy statement and form of proxy.
The deadline for submitting shareholder proposals (other than director nominations by shareholders) to be presented at the 2008 Annual Meeting of Shareholders, but which will not be included in the proxy statement and form of proxy relating to such meeting, is February 13, 2008. Any such proposal received by the Company’s principal executive offices after such date will be considered untimely and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.
OTHER MATTERS
The Board of Directors is not aware of any other matters to come before the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment thereof, including whether or not to adjourn the Annual Meeting.

RETURN OF PROXIES
Whether or not you expect to attend this Annual Meeting, please complete, date, sign and return your proxy card as promptly as possible to assure representation of your shares and help assure a quorum for the Annual Meeting. You may revoke your proxy at any time prior to its exercise.
Fauquier Bankshares, Inc.
By Order of the Board of Directors
/s/ C. H. Lawrence, Jr.
C. H. Lawrence, Jr.
Chairman
Warrenton, Virginia
April 13, 2007

Form of Revocable Proxy
ANNUAL MEETING OF SHAREHOLDERS OF
FAUQUIER BANKSHARES, INC.
May 15, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS PRESENTED.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election as directors of all nominees listed (except as marked to the contrary below):
CLASS II NOMINEES:
☐	FOR ALL NOMINEES	m	Randy K. Ferrell
		m	Brian S. Montgomery
☐	WITHHOLD AUTHORITY	m	P. Kurt Rodgers
	FOR ALL NOMINEES	m	Sterling T. Strange, III
☐	FOR ALL EXCEPT (See instruction below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	The ratification of the selection of Smith Elliott Kearns & Company, LLC, as independent public accountants for the Company for 2007.	☐	☐	☐
      This proxy is revocable and will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all director nominees in Proposal One and FOR Proposal Two. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxy holders in their best judgment. At the present time, the proxy holders know of no other business to be presented at the Annual Meeting.
The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and Proxy Statement dated April 13, 2007 and of the 2006 Annual Report to Shareholders.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership, name by authorized person.
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REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
FAUQUIER BANKSHARES, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 15, 2007, 11:00 a.m. Eastern Time
     The undersigned hereby appoints Douglas C. Larson, Randolph T. Minter and H. Frances Stringfellow and each of them (with full power to act without the others) to act as proxy for the undersigned, and to vote all shares of Common Stock of Fauquier Bankshares, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on May 15, 2007, at 11:00 a.m. Eastern Time, at The Fauquier Springs Country Club, Springs Road, Warrenton, Virginia, and at any adjournments thereof, as set forth on the reverse side.
(Continued and to be marked on the other side.)
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